Exhibit 99.2G

                                                                      Exhibit G


                         INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT, made as of the ___ day of June, 2005, by and between THE CAMPBELL MULTI-STRATEGY TRUST, a Delaware statutory trust (the "Trust"), and CAMPBELL & COMPANY INVESTMENT ADVISER LLC, a Delaware limited liability company (the "Investment Adviser").

                             W I T N E S S E T H:
                             -------------------


     WHEREAS, the Trust has been established as a statutory trust under the Delaware Statutory Trust Act (the "Delaware Act") to conduct, operate and carry on the business of a closed-end, non-diversified management investment company registered under the 1940 Act, as amended (the "1940 Act");

     WHEREAS, the Trust is more fully described in the Confidential Private Placement Memorandum dated [ ] 2005, prepared in connection with the placement of shares in the Trust, as may be supplemented or amended from time to time (the "Offering Memorandum") (capitalized terms used herein but not defined have or will have the meanings ascribed to them in the Offering Memorandum);

     WHEREAS, the Investment Adviser is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Trust desires to retain the Investment Adviser to provide management and investment advisory services to the Trust in the manner and on the terms hereinafter set forth; and

     WHEREAS, the Investment Adviser is willing to provide management and investment advisory services to the Trust on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained, the Trust and the Investment Adviser hereby agree as follows:

     1. DUTIES OF THE INVESTMENT ADVISER

     (a) The Trust hereby employs the Investment Adviser to act as a manager and investment adviser of the Trust and to furnish, or arrange for the furnishing of, the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. Additionally, the Investment Adviser will provide certain administrative, transfer agency and investor services to the Trust. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser, its affiliates, or any entity performing services for the Trust on behalf of the Investment Adviser for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided herein or


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authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed agents of the Trust.

     (b) Management and Administrative Services. The Investment Adviser shall perform, or arrange for the performance of, the management and administrative services necessary for the operation of the Trust, including administering Shareholder accounts and handling Shareholder relations. The Investment Adviser shall provide the Trust with office space, facilities, equipment and necessary personnel and such other services as the Investment Adviser, subject to review by the Board of Trustees, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. Additionally, with regard to administrative services, the Investment Adviser shall reconcile cash and investment balances; calculate contractual expenses, including management fees and performance fees; determine net income; arrange for the computation of the Trust's net asset value, prepare the Trust's Statement of Assets and Liabilities and Statement of Operations; prepare and file the Trust's annual and semi-annual reports with the Securities and Exchange Commission; prepare and file certain federal and state tax returns for the Trust; maintain the register of Shareholders, including any transfer or repurchases of Shares; and allocate income, expenses, gains and losses to the Shareholders. The Investment Adviser, also on behalf of the Trust, shall conduct relations with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other Shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Investment Adviser generally shall monitor the Trust's compliance with investment policies and restrictions as set forth in filings made by the Trust under the federal securities laws. The Investment Adviser shall make reports to the Board of Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust as it shall determine to be desirable.

     (c) Investment Advisory Services. The Investment Adviser shall provide to, or arrange for the provision to, the Trust such investment research, advice and supervision as the Trust from time to time may consider necessary for the proper supervision of the assets of the Trust, shall furnish continuously an investment program for the Trust and shall determine from time to time which securities or other instruments shall be purchased, sold or exchanged and what portion of the assets of the Trust shall be held in cash or in the various securities, options, futures, and/or options on futures or other instruments in which the Trust invests, subject always to the restrictions of the Agreement and Declaration of Trust and the Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act and the statements relating to the Trust's investment objectives, investment policies and investment restrictions as the same are set forth in the Offering Memorandum and the filings made by the Trust under the federal securities laws. The Investment Adviser shall make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's portfolio securities shall be exercised. Should the Board of Trustees at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all


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orders for the purchase or sale of portfolio securities for the Trust's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust.

     (d) The Investment Adviser may cause the Trust to pay a broker or dealer that provides brokerage and research services to the Investment Adviser an amount of commission for effecting a transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, provided, that such services are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and such transactions are otherwise consistent with the Investment Adviser's duty to obtain "best execution." These brokerage and research services may assist the Investment Adviser in rendering services to other clients or accounts. Notwithstanding the foregoing, however, the Investment Adviser may receive research and research-related services and products through arrangements in fixed price underwritings without regard to the "safe harbor" provided by
Section 28(e) of the Exchange Act, provided that the Investment Adviser believes such arrangements to be in the best interests of the Trust.

     (e) Sub-Advisers. In carrying out its responsibilities hereunder, the Investment Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including without limitation, affiliates of the Investment Adviser, on such terms as the Investment Adviser shall determine to be necessary, desirable or appropriate. However, if the Investment Adviser chooses to retain or avail itself of the services of another person or entity to manage assets of the Trust, such other person or entity must be (i) retained at the Investment Adviser's own cost and expense, and (ii) retained subject to the requirements of Section 15 of the 1940 Act. Retention of one or more sub-advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Investment Adviser under this Agreement and the Investment Adviser shall be responsible for all acts and omissions of such sub-advisers, or other persons or entities, in connection with the performance of the Investment Adviser's duties hereunder.

     2. ALLOCATION OF CHARGES AND EXPENSES

     (a) The Investment Adviser. The Investment Adviser shall provide the staff and personnel necessary to perform its obligations under this Agreement, shall assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, shall provide the office space, facilities, equipment and necessary personnel which it is obligated to provide under Section 1 hereof. The Investment Adviser shall pay, or cause affiliates to pay, the compensation of all officers of the Trust and all Trustees of the Trust who are affiliated persons of the Investment Adviser or any sub-adviser, or an affiliate of the Investment Adviser or any sub-adviser.

     (b) The Trust. The Trust shall pay the initial and ongoing offering costs ("Offering Costs") of the Trust as incurred, subject to an annual cap of 0.75% of the Trust's average month-end net assets. Any Offering Costs incurred in excess of the aforementioned annual cap will initially be paid by the Investment Adviser; provided, however, that the Trust will reimburse the Offering Costs paid by the Adviser at such time, if any, as the Trust is able to do so within the


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


limit of the aforementioned cap. Such Offering Costs include, without limitation: taxes, expenses for legal and auditing services, costs of preparing, printing and mailing proxies, listing fees, stock certificates, Shareholder reports and prospectuses, charges of the custodian, any sub-custodian and transfer agent, dividend disbursing agent and registrar, charges of any auction agent and broker dealers in connection with preferred stock of the Trust, expenses of portfolio transactions, Securities and Exchange Commission fees, expenses of registering the shares of common stock and preferred stock under federal, state and foreign laws, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Investment Adviser or any sub-adviser, or of an affiliate of the Investment Adviser or any sub-adviser, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, mailing, and other expenses properly payable by the Trust. It also is understood that if the Investment Adviser or any of its affiliates provide accounting services to the Trust, the Trust will reimburse the Investment Adviser and its affiliates for their costs in providing such accounting services to the Trust.

     3. COMPENSATION OF THE INVESTMENT ADVISER

     (a) Management Fee. For the services rendered, the facilities furnished and the expenses assumed by the Investment Adviser, the Trust shall pay to the Investment Adviser at the end of each calendar month a monthly management fee at an annual rate of 2% of the Trust's average month-end net assets prior to any accrual for or payment of any performance fee for the current period ("Management Fee"). The Management Fee shall be computed based on the Trust's net assets (calculated by determining the total value of all assets of the Trust, less an amount equal to all accrued debts, liabilities and obligations) as of the close of business on the last business day of each month, after adjustment for any subscriptions made at the beginning of that month. The Trust shall pay the Management Fee to the Investment Adviser monthly in arrears generally within 20 business days after each month end. During any period when the determination of net asset value is suspended by the Board of Trustees, the average net asset value of a Share for the day prior to such suspension shall for this purpose be deemed to be the net asset value of each succeeding day until it is again determined.

     (b) Performance Fee. The Trust shall pay to the Investment Adviser a quarterly performance fee equal to 20% of the Aggregate Cumulative Appreciation (defined below), if any, of the Trust's net assets, including interest income, and as adjusted for subscriptions and redemptions on a cumulative high water mark basis. Aggregate Cumulative Appreciation means the total increase in Share value from the commencement of trading, minus the total increase in Share value for all prior quarters multiplied by the number of Shares outstanding. The Performance Fee shall accrue monthly and the Trust shall pay the Performance Fee to the Investment Adviser quarterly.

     (c) If this Agreement becomes effective subsequent to the first day of a month or shall be terminated other than at the end of a period when a fee is otherwise payable, Performance Fees shall be calculated as if such termination date were the end of the calendar quarter and the Management Fee shall be prorated based on the number of trading days for which services were rendered divided by the total number of trading days in such month.


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


     4. LIMITATION OF LIABILITY OF THE INVESTMENT ADVISER

     (a) The Investment Adviser and its affiliates, and their respective principals, managers, members, directors, officers, shareholders, employees, and controlling persons (together, the "Investment Adviser Parties") shall not be liable to the Trust or any of its successors or assigns for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust, except that the Investment Adviser shall be liable in such capacity to the Trust, as applicable, for losses, damages, costs and expenses sustained by the Trust, or any of its successors or assigns as a result of (i) acts or omissions of the Investment Adviser with respect to the Trust which constitute willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder; (ii) a material breach by the Investment Adviser of this Agreement; and (iii) a misleading or untrue statement of a material fact or omission to state a material fact relating to or concerning the Investment Adviser in its capacity as investment adviser.

     (b) The Trust shall indemnify, defend and hold harmless the Investment Adviser Parties from and against any loss, liability, damage, cost or expense actually and reasonably incurred (including any reasonable investigatory, legal, and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Trust shall have approved such settlement), arising from any act, omission, conduct or activity undertaken by or on behalf of the Investment Adviser Parties; provided that, such act, omission or conduct giving rise to the claim for indemnification did not constitute willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

     (c) The Investment Adviser shall indemnify, defend and hold harmless the Trust from and against all losses, claims, damages, liabilities, costs and expenses sustained by the Trust (including in connection with the defense or settlement of claims and in connection with any administrative proceedings), to the extent and only to the extent that the Investment Adviser is liable to the Trust pursuant to this Section 4. The Investment Adviser shall also reimburse any legal and other expenses reasonably incurred by the Trust in connection with investigating or defending any loss, claim, damage, liability, cost or expense covered by this indemnity.

     (d) Advances from the Trust to an indemnified party for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied: (1) the legal action relates to the performance of duties or services by the Investment Adviser or its related parties on behalf of the Trust; (2) the legal action is initiated by a person which is not a party to this Agreement; and (3) the indemnified party undertakes to repay the advanced funds to the Trust in cases in which it would not be entitled to indemnification under this Section 4.

     (e) The rights accruing to any indemnified party under these provisions shall not exclude any other right to which such indemnified party may be lawfully entitled.

     (f) The provisions of this Section 4 shall survive the termination of this Agreement or the termination of the services of the Investment Adviser.


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     5. ACTIVITIES OF THE INVESTMENT ADVISER

     (a) The investment management services of the Investment Adviser to the Trust under this Agreement are not to be deemed exclusive with respect to the Investment Adviser. The Trust acknowledges that the Investment Adviser will render advisory, consulting and management services to other clients, which may be charged different fees from those charged to the Trust. The Investment Adviser shall be free to advise others and manage other accounts as well as trade for proprietary accounts during the term of this Agreement and to use the same or different information and trading methods and strategies which the Investment Adviser obtains, produces or utilizes in the performance of services for the Trust, and the Investment Adviser shall be free to compete for the same instruments as the Trust or to take positions in instruments which are the same as or opposite to the Trust's positions on behalf of the Investment Adviser and/or any other account advised, managed or traded by the Investment Adviser. It is agreed that the Investment Adviser may give advice and take action with respect to such other clients or for its own accounts that may differ from the advice or the timing or nature of action taken with respect to the Trust. Furthermore, the Investment Adviser shall have no obligation to recommend for purchase or sale for the Trust any asset that the Investment Adviser or an affiliate may purchase or sell for its own account or for the account of any of their clients.

     6. DURATION AND TERMINATION OF THIS AGREEMENT

     (a) This Agreement shall become effective as of the date first above written and shall remain in force for a period of two years, and thereafter continue from year to year, but only so long as such continuance specifically is approved at least annually by (i) the Board of Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, and
(ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Trust, or by the Investment Adviser, on sixty (60) days' prior written notice to the other party. This Agreement shall terminate automatically in the event of its assignment.

     7. DEFINITIONS OF CERTAIN TERMS

     (a) The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     8. NOTICES

     (a) All notices required or desired to be delivered under this Agreement shall be delivered personally, by telex, telecopier or other means of electronic communication, or by registered or certified mail, postage prepaid, return receipt requested, as follows:


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


         If to the Investment Adviser:
         ----------------------------

         Campbell & Company Investment Adviser LLC
         210 West Pennsylvania Avenue, Suite 770
         Towson, Maryland  21204
         Telephone:  (410) 296-3301
         Fax:  (410) 842-4702
         Attention:  Theresa D. Becks

         If to the Trust:
         ---------------

         The Campbell Multi-Strategy Trust
         210 West Pennsylvania Avenue, Suite 770
         Towson, Maryland  21204
         Telephone:  (410) 296-3301
         Fax:  (410) 842-4702
         Attention:  Theresa D. Becks

     9. GOVERNING LAW

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     10. SURVIVAL OF CERTAIN TERMS

     (a) The Trust's obligation to pay fees to the Investment Adviser for services rendered prior to any termination of this Agreement pursuant to
Section 3 and the indemnities set forth in Section 4 shall survive any termination of this Agreement.

     11. ENTIRE AGREEMENT

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

     12. SEVERABILITY

     (a) The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.


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


     13. AMENDMENT; WAIVER

     (a) This Agreement may be amended by the parties only if such amendment is specifically approved by a vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by the vote of a majority of the outstanding voting securities of the Trust. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

     14. COUNTERPARTS

     (a) This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement as if the signatures to each counterpart were upon a single instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original and not a facsimile signature.


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


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                       THE CAMPBELL MULTI-STRATEGY TRUST



                       By:
                           -----------------------------------
                           Name:
                           Title:


                       CAMPBELL & COMPANY INVESTMENT ADVISER LLC

                       By:   CAMPBELL & COMPANY, INC.,
                              its Managing Manager



                       By:
                           -----------------------------------
                          Name:
                          Title:


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